Exhibit 4.3

RULES

OF THE

VERTICAL AEROSPACE LTD. 2021

INCENTIVE AWARD PLAN

Board adoption:	9 December 2021

Stockholders’ approval:	14 December 2021

Compensation Committee amendment and restatement:	27 January 2023

Expiry date:	14 December 2031

Date of amendment and restatement	Amendment and restatement change:

27 January 2023	Schedule 3 addition approved by the Compensation Committee of the board of directors.

Table of Contents

1.	Meaning of words used	3
2.	Granting Awards	5
3.	Stock limits	7
4.	Vesting and exercise of Awards	8
5.	Lapsing	10
6.	Settlement of Awards	10
7.	Investigations	11
8.	Dealing Restrictions	11
9.	Holding Period	11
10.	Leaving	12
11.	Mobile Participants	13
12.	Corporate events	13
13.	Exchange of Awards	14
14.	Variations in stock capital	15
15.	Tax	15
16.	Terms of employment	16
17.	General	17
18.	Administration	18
19.	Changing the Plan and termination	19
20.	Governing law and jurisdiction	20
Schedule 1 Awards granted to US Taxpayers		21
Schedule 2 US Incentive Stock Options		25
Schedule 3 Awards to French Participants		29

Vertical Aerospace Ltd. 2021 Incentive Award Plan

1.Meaning of words used

1.1General

In these rules:

“Award” means a Conditional Award, an Option or a Phantom Award; “Award Date” means the date specified under rule 2.4 (Terms of Awards);

“Board” means the board of directors of the Company, the Compensation Committee of the board of directors of the Company or another committee duly authorised by it. For the purposes of rules 12 (Corporate events) and 13 (Exchange of Awards), it means those persons who were members of the Board immediately before the relevant event;

“Business Day” means a day on which the New York Stock Exchange (or, if the Board decides, any other stock exchange on which the Stock is traded) is open for the transaction of business;

“Company” means Vertical Aerospace Ltd.;

“Conditional Award” means a conditional right to acquire Stock granted under the Plan;

“Control” means the power of a person to secure by means of the holding of stock or the possession of voting power or by virtue of any powers conferred by any articles of association (or other document), that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Consultant” means any consultant or adviser engaged to provide services to the Company or any Member of the Group who qualifies as a consultant or advisor under the applicable rules of the US Securities and Exchange Commission for registration of stock on a Form S-8 Registration Statement;

“Dealing Restrictions” means any internal or external restrictions on dealings or transactions in securities;

“Dividend Equivalent” means a right to receive an additional amount, as set out in rule 6.3 (Dividend Equivalents);

“Eligible Individual” means any person who is an employee, a Consultant or a Non-Employee Director, as determined by the Board;

“Exchange Act” shall mean the US Securities Exchange Act of 1934, as amended from time to time;

“Exercise Period” means the period during which an Option may be exercised, starting when the Option Vests and ending on the 10th anniversary of the Award Date unless the Board decides that a shorter period will apply under rule 2.4 (Terms of Awards);

“Group” means the Company and any company that is a subsidiary of the Company and, for the purposes of rule 10 (Leaving), it includes associated companies nominated for this purpose by the Board, and “Member of the Group” will be understood accordingly;

“Holding Period” will be as described in rule 9 (Holding Period);

“Leaves” means ceasing to carry out services for all Members of the Group and “Leaving” will be understood accordingly;

“Malus and Clawback Policy” means the Vertical Aerospace Ltd. Group Malus and Clawback Policy (as amended from time to time), including any provisions adopted to comply with the requirements of

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applicable  law  (including,  without  limitation,  the  Dodd-Frank  Wall  Street  Reform  and  Consumer Protection Act), and “Malus” and “Clawback” will be understood accordingly;

“Market Value” on any day means:

(i)

when Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Market Value shall be the closing sales price for Stock as quoted on such exchange or system for such date or, if there is no closing sales price for Stock on the date in question, the closing sales price for Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Board deems reliable. Notwithstanding the foregoing, if the Board determines in its discretion that an alternative definition of Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Award terms. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of Stock on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.

(ii)

if the Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Stock is regularly quoted by a recognized securities dealer, its Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Stock on such date, the high bid and low asked prices for Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(iii)

If the Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Market Value shall be established by the Board in its discretion.

“Non-Employee Director” means a member of the board of directors of the Company who is not an employee;

“Option” means a right in the form of an option to acquire Stock granted under, and exercisable in accordance with, the Plan;

“Other Conditions” means any conditions imposed under rule 2.4.7;

“Participant” means a person holding or who has held an Award or, after death, that person’s personal representatives;

“Performance Conditions” means any criteria (and adjustments) that the Board selects for an Award. The Performance Conditions may include, but are not limited to, the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders equity; (x) total stockholders return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per stock; (xvii) adjusted earnings or loss per stock; (xviii) price per stock or dividends per stock (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi)

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market stock; (xxii) economic value; and (xxiii) individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.

“Performance Period” means the period in respect of which any Performance Conditions are to be satisfied;

“Phantom Award” means a conditional right granted under the Plan to receive a cash sum linked to the value of a number of notional Stock;

“Plan” means the plan constituted by these rules and its schedules known as the Vertical Aerospace Ltd. 2021 Incentive Award Plan, as amended from time to time;

“Stock” means a fully paid ordinary share in the capital of the Company;

“Substitute Award” means an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

“Tax” means any tax and social security charges (and/or any similar charges), wherever arising, in respect of a Participant’s Award or otherwise arising in connection with that Participant’s participation in the Plan;

“Vesting” means:

(i)	in relation to a Conditional Award, a Participant becoming entitled to the Stock;
(ii)	in relation to an Option, the Option becoming exercisable; and
(iii)	in relation to a Phantom Award, a Participant becoming entitled to the cash sum,

and “Vest”, “Vested” and “Unvested” will be understood accordingly; and

“Vesting Date” means the date on which an Award Vests.

1.2Interpretation

In this Plan, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.

1.3Award tranches

Where an Award is made up of different tranches with different Vesting Dates, each tranche will be considered a separate Award for the purposes of interpreting and administering this Plan, except for the purposes of rule 4.6 (Option tranches).

2.Granting Awards

2.1Eligibility

The Board may grant an Award to someone who is an Eligible Individual at the Award Date.

2.2Timing of grant

The Board may decide when to grant an Award, subject to any Dealing Restrictions.

No Awards may be granted after the termination of the Plan.

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2.3Making an Award

Awards will be granted in any way which ensures the Awards are contractually enforceable.

Participants will be notified of the terms of their Awards as soon as practicable.

The Board may require Participants to accept Awards or specific terms and may provide for Awards to lapse if they are not accepted within the time specified.

The Board may allow Participants to disclaim all or part of an Award within a specified period. If an Award is disclaimed, it will be deemed never to have been granted.

2.4Terms of Awards

Awards are subject to the rules of the Plan.

The Board will approve the terms of an Award, including:

2.4.1	the Award Date;
2.4.2	the Award type;
2.4.3	the number of shares of Stock subject to the Award or the basis for calculating the number of shares of Stock;
2.4.4	the Vesting Date;
2.4.5	in the case of an Option, the Exercise Period and any amount payable to exercise the Option;
2.4.6	if the Award is subject to any Performance Conditions, details of those Performance Conditions and the applicable Performance Period;
2.4.7	details of any Other Conditions;
2.4.8	whether Dividend Equivalents will apply;
2.4.9	details of any Holding Period; and
2.4.10

whether the Participant may be required to enter into any election for a particular tax and/or social security treatment in respect of an Award and/or any Stock and any consequences of failing to make the election.

2.5Performance Conditions

The Board may make Vesting conditional on the satisfaction of one or more performance conditions.

The Board may change or waive a Performance Condition in accordance with its terms or if anything happens that causes the Board to reasonably consider it appropriate to do so.

The Board will notify any relevant Participant as soon as practicable after any change or waiver.

2.6Limitations Applicable to Section 16 Persons

Any Award granted to any individual who is subject to Section 16 of the Exchange Act shall be subject to any additional requirements or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards shall be deemed amended to the extent necessary to confirm to such applicable exemptive rule.

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2.7Other Conditions

The Board may impose other conditions on Vesting and/or exercise. The Board may change or waive those other conditions in accordance with their terms or if anything happens which causes the Board to reasonably consider it appropriate to do so.

The Board will notify any relevant Participant as soon as practicable after any change or waiver.

2.8Malus and Clawback

Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of an Award or upon the receipt or resale of any Stock underlying the Award) will be subject to the Malus and Clawback Policy, whether or not such policy was in place at the time of grant of an Award.

If there is any discrepancy between the Malus and Clawback Policy and the Plan, the Malus and Clawback Policy will prevail.

2.9Administrative errors

If the Board grants an Award:

2.9.1in error, it will be deemed never to have been granted and/or will immediately lapse; and/or

2.9.2

which is inconsistent with any provisions in this Plan, it will take effect only to the extent permissible under the Plan and will otherwise be deemed never to have been granted and/or will immediately lapse.

2.10	Phantom Awards

A Phantom Award will not confer any right to receive Stock or any interest in Stock. The Plan will be interpreted and applied to reflect the fact that Phantom Awards are granted in respect of notional Stock only and are settled in cash rather than Stock.

3.Stock limits

3.1Number of Stock

Subject to rule 3.2, Awards may be made under the Plan covering an aggregate number of Stock equal to the sum of: (i) 5% of the Stock outstanding (on an as-converted basis) on the date the Plan is adopted by the Board, and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5.0% of the Stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Stock as determined by the Board. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.2Calculating the number of Stock

If any Stock subject to an Award is forfeited or expires, is converted to stock of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of stock or other similar event, or such Award is settled for cash (in whole or in part) (including Stock repurchased by the Company at the same price paid by the Participant), the Stock subject to such Award shall, to the extent of such forfeiture, expiration, termination without distribution of Stock or cash settlement, again be available for future grants of Awards under the Plan. In addition, the following Stock shall be added to the Stock authorized for grant under rule 3.1 and shall again be available for future grants of Awards: (i) Stock tendered by a Participant or withheld by

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the Company in payment of the exercise price of an Option; (ii) Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (iii) Stock purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Stock repurchased by the Company at the same price paid by the Participant so that such Stock is returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Stock available for issuance under the Plan. For the avoidance of doubt, Stock underlying Awards that are subject to the achievement of Performance Conditions shall be counted against the Stock reserve based on the target value of such Awards unless and until such time as such Awards become Vested and settled in Stock.

3.3Substituting Awards

Substitute Awards may be granted on such terms as the Board deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Stock authorized for grant under the Plan and Stock subject to such Substitute Awards shall not be added to the Stock available for Awards under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has stock available under a pre- existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the stock available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the Participants of Stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Stock authorized for grant under the Plan (and Stock subject to such Awards shall not be added to the Stock available for Awards under the Plan as provided in this rule 3.3); provided that Awards using such available Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or another Member of the Group immediately prior to such acquisition or combination.

3.4Director Limit

Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of Awards and the amount of any other fees granted to a Non-Employee Director during any calendar year shall not exceed USD 500,000. The Board may make exceptions to this limit for individual Non- Employee Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

4.Vesting and exercise of Awards

4.1Timing of Vesting

An Award will Vest on the latest of:

4.1.1the Vesting Date;

4.1.2the date it is decided that any Performance Conditions are satisfied; and

4.1.3the date it is decided that any Other Conditions are satisfied,

unless otherwise determined by the Board.

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4.2Extent of Vesting

An Award will Vest to the extent that the Board decides that any Performance Conditions and/or Other Conditions are satisfied, or in accordance with any other factors that the Board decides are relevant.

4.3Fractions

Where an Award would otherwise Vest over a fraction of Stock, the Stock that will Vest will be rounded down to the nearest whole Stock, unless otherwise determined by the Board.

4.4Overriding discretion

The Board may reduce (including to zero) the extent to which an Award will Vest if it considers the extent of Vesting would otherwise not be appropriate, including when considering:

4.4.1	the wider performance of the Group;
4.4.2	the conduct, capability or performance of the Participant;
4.4.3	the experience of stakeholders;
4.4.4	any windfall gains;
4.4.5	the total value that would otherwise be received by the Participant compared to the maximum value that the Award was intended to deliver; or
4.4.6	any other reason at the discretion of the Board.

4.5Process for exercise of Options

A Participant may exercise an Option by giving notice at any time during the Exercise Period in the manner decided by the Board.

The exercise of an Option is effective on the date of receipt of the notice (and the exercise price, if required).

If notice to exercise is given but any Other Conditions are not met at the time of receipt of notice, such exercise will be processed as soon as practicable following determination by the Board that such Other Conditions have been met.

An Option may be exercised in full or in part.

4.6Option tranches

The Board may decide that if

4.6.1	an Option is made up of different tranches; and
4.6.2	the Option is exercised,

all tranches of that Option that are then capable of exercise will be exercised on that occasion.

4.7Option repricing

Subject to rule 12 (Corporate events), the Board shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option to reduce its exercise price per Stock, or (ii) cancel any Option in exchange for cash or another Award when the Option exercise price per Stock exceeds the Market Value of the underlying Stock.

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5.Lapsing

An Award will lapse to the extent any part of it is no longer capable of Vesting (or of being exercised).

To the extent an Award lapses, it cannot Vest or be exercised under any other provision of the Plan. This means that, to the extent the Award lapses, the Participant has no right to receive the Stock or cash comprised in the Award.

6.Settlement of Awards

6.1Delivery of Stock or cash

If an Award Vests, the Board will arrange for the delivery of Stock or cash to the Participant as soon as practicable after Vesting or, in the case of an Option, exercise.

6.2Phantom Award payment

In the case of a Phantom Award, the cash sum will be equal to the aggregate Market Value of the notional Stock which have Vested.

6.3Dividend Equivalents

Where an Award includes Dividend Equivalents, the Participant will receive:

6.3.1

for Conditional Awards and Phantom Awards, an amount equal to the dividends, the record date for which falls between the Award Date and Vesting, multiplied by the number of shares of Stock in respect of which the Award Vests; or

6.3.2

for Options, an amount equal to the dividends, the record date for which falls between the Award Date and exercise, multiplied by the number of shares of Stock in respect of which the Award is exercised.

Dividend Equivalents will be calculated on such basis as the Board decides. Special dividends will not be included, unless the Boards decides otherwise.

Any Dividend Equivalents may be paid in cash or in such whole number of shares of Stock (rounded down) that have an aggregate Market Value at Vesting or exercise, as applicable, which is closest to that amount.

Dividend Equivalents will be paid as soon as reasonably practicable following Vest or exercise, as applicable, of the related Award and on the same terms as the related Award.

6.4Nominee

Stock may be delivered to and held by a nominee on behalf of the Participant.

6.5Cash alternative

The Board may choose to settle any Award partly or fully in cash. The Participant will have no right to acquire the Stock in respect of which an Award has been settled in cash.

6.6Stock transfer tax

The Board will arrange payment of any stock transfer taxes on settlement.

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7.Investigations

7.1Relevant investigation

This rule applies where an investigation is ongoing that might lead to Malus and/or Clawback being triggered in relation to a Participant’s Award.

7.2Impact of investigation

If an investigation is ongoing then, unless the Board decides otherwise:

7.2.1	the Participant’s Award will not Vest;
7.2.2	if it is an Option, exercise will be suspended; and
7.2.3	where relevant, the Participant’s Award will not be settled,

until the investigation is concluded and then any Award will only Vest, be exercisable or be settled as determined by the Board. If the Exercise Period of an Option would otherwise have ended, the Board can decide to extend the period and “Exercise Period” will be understood accordingly.

8.Dealing Restrictions

8.1Application of rule

This rule 8 (Dealing Restrictions) applies if Dealing Restrictions would prohibit the exercise of an Option, delivering or arranging delivery of Stock or cash to settle an Award, and/or the Participant from selling Stock, including if required to discharge Tax.

8.2Impact of Dealing Restrictions

If Dealing Restrictions apply, then:

8.2.1	an Unvested Award will not Vest until the Dealing Restrictions cease to apply;
8.2.2	any exercise will take effect as soon as practicable after the Dealing Restrictions cease to apply;
8.2.3

if an Exercise Period would otherwise end before the Dealing Restrictions cease to apply, it will be extended to end 30 days after the Dealing Restrictions cease to apply and “Exercise Period” will be understood accordingly; and

8.2.4	the delivery of Stock or cash to settle an Award will not occur until the Dealing Restrictions cease to apply,

unless the Board decides otherwise.

9.Holding Period

9.1Application of rule

An Award granted to an Eligible Individual may be subject to a Holding Period following the date of Vesting or exercise, as applicable.

9.2Impact of Holding Period

If a Holding Period applies, the Stock may not be transferred, assigned or otherwise disposed of during the Holding Period other than a transfer:

9.2.1	to the Participant’s personal representatives on death;

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9.2.2	to a nominee in accordance with rule 9.3 (Nominee);
9.2.3	in accordance with rule 15.1 (Withholding);
9.2.4	under the Malus and Clawback Policy;
9.2.5	in connection with an event described in rule 12 (Corporate events) or rule 14.1 (Adjustments to Awards); or
9.2.6	otherwise with the agreement of the Board,

and any such attempted action will be invalid and ineffective.

9.3Nominee

The Board may decide that Stock will be delivered to and held by a nominee on behalf of the Participant until the expiry of the Holding Period on such terms as the Board may decide.

At the end of the Holding Period, the Participant may take the Stock out of the nominee arrangement.

9.4Phantom and cash-settled Awards

The Board will decide if and how any Holding Period will operate in relation to cash and will communicate this to the Participant.

9.5Proof of ownership

If the Board requires, a Participant must provide proof of continued beneficial ownership of the Stock during and at the end of the Holding Period.

10.Leaving

10.1Leaving – before Vesting

Where a Participant Leaves before Vesting, the Award will lapse on the date the Participant Leaves, unless other provisions of this rule 10 (Leaving) apply or the Board determine otherwise.

10.2Leaving – after Vesting

If a Participant Leaves after Vesting, the Award will:

10.2.1	continue in accordance with the Plan; and
10.2.2

in the case of an Option, be exercisable for a period of 6 months (12 months in the case of the Participant’s death) from the date the Participant Leaves (or such longer period as the Board decides) and will then lapse, unless otherwise determined by the Board.

10.3Summary dismissal

If, at any time, a Participant is summarily dismissed or Leaves in circumstances where the Participant’s employer would have been entitled to summarily dismiss the Participant (in the opinion of the Board) then that Participant’s Awards will immediately lapse.

10.4Leaving – Exercise Period

No period for exercise set out in this rule 10 (Leaving) will extend any Exercise Period that would otherwise apply to an Award if the Participant was not Leaving.

10.5Leaving – Ongoing restrictions

Where a Participant Leaves:

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10.5.1	any Holding Period will continue to apply unless the Board determines otherwise, except on death, where any Holding Period will cease to apply; and
10.5.2	the Malus and Clawback Policy will continue to apply to the Award unless and to the extent it is waived or varied by the Board.

11.Mobile Participants

11.1Application of rule

If a Participant moves from one jurisdiction to another or becomes tax resident in a different jurisdiction and, as a result, there may be adverse legal, regulatory, tax or administrative consequences for the Participant and/or a Member of the Group in connection with an Award then the Board may adjust that Participant’s Award so that the Award is on such terms, subject to such conditions and over such stock (or other type of securities or cash) as the Board may consider appropriate.

11.2Cancellation

If the Board decides that the adjustment of an Award under rule 11.1 (Application of rule) is not practicable or appropriate, the Board may decide that the Award will lapse.

11.3Notifying Participants

The Board will notify affected Participants of any adjustment or decision made under this rule 11 (Mobile Participants) as soon as practicable.

12.Corporate events

12.1Change of Control

Where a person (or a group of persons acting together) obtains Control of the Company as a result of making an offer to acquire Stock (including pursuant to a merger or consolidation as a result of which Stock of the Company is converted into or exchanged for the right to receive cash, stock, securities or other property or are cancelled), any Awards which would Vest, if applicable, in the 12 months following such change of Control will Vest on such date as the Board determines and in accordance with rule 12.4 (Vesting) unless otherwise determined by the Board.

12.2Schemes of arrangement

Where a court sanctions a compromise or arrangement in connection with the acquisition of Stock, Awards will Vest on such date as the Board determines and in accordance with rule 12.4 (Vesting), unless otherwise determined by the Board.

12.3Winding up / liquidation

If a voluntary liquidation of the Company commences, or an order is made for the winding up of the Company, Awards will Vest on such date as the Board determines and in accordance with rule 12.4 (Vesting), unless otherwise determined by the Board.

12.4Vesting and exercise

If this rule 12.4 (Vesting and exercise) applies:

12.4.1	an Award will Vest:
(i)	to the extent that the Board determines any applicable Conditions have been satisfied, unless the Board determines otherwise; and

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(ii)	the Board will have discretion to take into account any other factors it believes to be relevant in determining the extent to which an Award will Vest in the circumstances, and to the extent the Participant’s Award does not Vest, it will then lapse.

12.4.2

Where an Option Vests pursuant to this rule 12.4 (Vesting and exercise) or was already Vested, it will be exercisable for a period of 6 months, or such other period as the Board decides, from the date of the relevant event and then will lapse. This will not extent any Exercise Period that would otherwise apply to an Award.

12.5Malus and Clawback

If this rule 12 (Corporate events) applies to an Award, the Board may determine that the Malus and Clawback Policy will no longer apply to the Award or will be varied in its application to the Award.

In relation to any cash or Stock acquired prior to the relevant event, the Malus and Clawback Policy will continue to apply, with such amendments as the Board determines.

12.6Holding Period

Any applicable Holding Period will continue to apply until its expiry in accordance with the Plan and the terms of the Award, with any amendments as the Board determines, unless the Board determines otherwise.

12.7Other events

The Board has discretion to take such action as it may think appropriate if other events happen which may have an effect on Awards.

13.Exchange of Awards

Where any of rules 12.1 (Change of Control) or 12.2 (Schemes of arrangement) is expected to or does apply, or in connection with an Internal Reorganisation, the Board may decide that Awards will be exchanged for new awards, subject to the consent of the Acquiring Company, on (or as soon as practicable after) the relevant event.

13.1Meaning of “Acquirer”

For the purposes of this rule 13 (Exchange of Awards), “Acquirer” means a person that obtains Control of the Company.

13.2Application of rule

Where any of rules 12.1 (Change of Control) or 12.2 (Schemes of arrangement) is expected to or does apply, if the relevant event constitutes a corporate reorganisation of the Company where substantially all the stockholders of the Company immediately before the reorganisation will continue to have Control immediately afterwards, Awards will not Vest under rule 12 (Corporate events) but will instead be exchanged for new awards, unless the Board decides otherwise.

13.3Timing of exchange

Any such exchange will take place on (or as soon as practicable after) the relevant event under rule 12 (Corporate events).

13.4Exchange terms

Any new award will be granted on such terms and over such stock (or other types of securities) as the Board decides.

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13.5Interpretation following exchange

Unless the Board decides otherwise, any new award that is subject to the Plan will be interpreted as if references to Stock are references to the stock (or other securities) over which the new award is granted and references to the Company are to such company as the Board decides.

14.Variations in stock capital

14.1Adjustments to Awards

If there is:

14.1.1	a variation in the issued stock capital of the Company, including a stock capitalisation or rights issue, open offer, sub-division, consolidation or reduction of stock capital;
14.1.2	stock dividend or distribution, other than an ordinary cash dividend; or
14.1.3	any other transaction which the Board decides will materially affect the value of the Stock,

the Board may adjust the number or class of Stock or Condition subject to an Award in such manner as the Board may consider appropriate.

14.2Notice of Adjustments

The Board will notify Participants of any adjustment made under rule 14.1 (Adjustments to Awards) as soon as practicable.

14.3Early Vesting

If the Board determines that an adjustment of an Award is not practicable or appropriate, then the Board may determine that the Award will Vest:

14.3.1	immediately prior to, and conditional on, the relevant event;
14.3.2	to the extent that the Board determines any applicable Performance Conditions or Other Conditions have been satisfied, unless the Board decides otherwise;
14.3.3	pro-rata to reflect the period from the Award Date until the date of Vesting, as a proportion of the period from the Award Date to date of Vest, unless the Board determines otherwise;
14.3.4	with the continued application of the Malus and Clawback Policy, unless and to the extent the Board decides otherwise;
14.3.5	with the continued application of any Holding Period, unless and to the extent the Board decides otherwise,

and to the extent an Award does not Vest, it will then lapse.

15.Tax

15.1Withholding

Any Member of the Group, any employing company, the trustee of any relevant employee benefit trust or any third-party provider nominated by the Board may:

15.1.1	withhold such amounts from a Participant (including deducting such amounts from any cash payment owed to the Participant) and retain some or all of it;
15.1.2	sell some or all of the Stock to which the Participant is entitled under the Plan on behalf of the Participant;

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15.1.3

allow the Participant to deliver a written or electronic notice that the Participant has directly or indirectly placed a market sell order with a broker acceptable to the Company with respect to Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or its designee in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company or its designee upon settlement of such sale;

15.1.4	reduce some of the Stock to which the Participant is entitled under the Plan on behalf of the Participant; or
15.1.5	make such other withholding arrangements as it considers necessary or desirable,

to meet any liability for Taxation, to collect any outstanding exercise price and to meet any applicable dealing and/or currency exchange costs and other associated costs.

15.2Participant indemnity

A Participant will, if requested, indemnify the Group for the Participant’s liability for Tax.

16.Terms of employment

16.1Application

This rule 16 (Terms of employment) applies during an Eligible Individual’s employment, if applicable, and after the termination of an Eligible Individual’s employment, if applicable, whether or not the termination is lawful.

16.2Not part of employment contract

Nothing in the rules of the Plan or the operation of the Plan forms part of an Eligible Individual’s contract of employment or alters it, if applicable. The rights and obligations arising from any employment or former employment relationship between the Eligible Individual and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, employment (continued or otherwise).

16.3No future expectation

No Eligible Individual has a right to participate in the Plan. Participation in the Plan or the grant of an Award on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of an Award on the same, or any other, basis (or at all) in the future.

16.4Decisions and discretion

The terms of the Plan do not entitle the Eligible Individual to the exercise of any discretion in the Eligible Individual’s favour. The Eligible Individual will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Eligible Individual.

16.5No compensation

No Eligible Individual has any right to compensation or damages for any loss (actual or potential) in relation to the Plan, including any loss in relation to:

16.5.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);
16.5.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure or delay to exercise a discretion or take a decision; and

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16.5.3	the operation, suspension, termination or amendment of the Plan.

16.6Waiver

By participating in the Plan, an Eligible Individual agrees to waive all rights which might otherwise arise under the Plan, other than the right to acquire Stock or cash (as appropriate) subject to and in accordance with the explicit rules of the Plan, in consideration for and as a condition of the grant of an Award.

17.General

17.1Data protection

Participation in the Plan will be subject to:

17.1.1	any data protection policies applicable to any relevant Member of the Group; and
17.1.2	any applicable privacy notices.

17.2Consents and filings

All allotments, issues and transfers of Stock or cash payments will be subject to the Company’s articles of association and any necessary consents or filings required in any relevant jurisdiction. The Participant will be responsible for complying with any requirements needed in order to obtain, or to avoid the necessity for, any such consents or filings.

17.3Source of Stock

Awards may be settled using newly issued Stock, Stock transferred from treasury and Stock purchased in the market.

17.4Notices

Any notice or other communication required under this Plan will be given in writing, which may include electronic means.

Any notice or other communication to be given to an Eligible Individual or Participant may be delivered by electronic means (including by email, through the Group’s intranet or a stock plan portal), personally delivered or sent by ordinary post to such address as the Board reasonably considers appropriate.

Any notice or other communication to be given to the Company or its agents may be delivered or sent to its registered office or such other place and by such means as the Board or the Company’s agents may specify and notify to Eligible Individuals and/or Participants, as relevant.

All notices or communications to be given to Eligible Individuals or Participants are given and sent at the risk of the addressee. No Member of the Group has any liability in respect of any notice or communication given or sent, nor need they be concerned to see that the addressee actually receives it.

17.5Bankruptcy

A Participant’s Award will lapse if the Participant becomes bankrupt or enters into a compromise (or any overseas equivalent) with the Participant’s creditors generally.

17.6Not pensionable

None of the benefits that may be received under the Plan are pensionable.

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17.7Not transferable

A Participant’s Award will lapse if the Participant transfers, assigns, charges or otherwise disposes of the Award or any of the rights in respect of it, whether voluntarily or involuntarily (other than to that Participant’s personal representatives on death).

17.8Currency conversions

Any conversion of money into different currencies (whether notional or actual) will be done at a time and rate of exchange that the Board decides.

No Member of the Group will be liable for any loss due to movements in currency exchange rates or conversion or money transfer charges.

17.9Limitation on payments by directors and executive officers

No Participant who is a member of the board of directors of the Company or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

18.Administration

18.1Administration of the Plan

The Plan will be administered by the Board, which has authority to make such rules and regulations for the administration of the Plan as it considers necessary or desirable. The Board may delegate any and all of its rights and powers under the Plan.

18.2Board decisions

All decisions of the Board in connection with the Plan and its interpretation and the terms of any Awards (including in any dispute) will be final and conclusive.

The Board will decide whether and how to exercise any discretion in the Plan.

18.3Severance of rules

If any provision of the Plan is held to be invalid, illegal or unenforceable for any reason by any court with jurisdiction then, for the purposes of that jurisdiction only:

18.3.1such provision will be deleted; and

18.3.2the remaining provisions will continue in full force and effect,

unless the Board decides otherwise.

18.4Language

Where there is any conflict between the terms of the English version of the Plan, the Awards and/or any ancillary documents and a version in any other language, the English language version will prevail.

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19.Changing the Plan and termination

19.1General power

Except as otherwise provided by rule 19.2, the Board may change the Plan in any way and at any time.

19.2Stockholder consent

Notwithstanding rule 19.1, the Board may not, except as otherwise provided by rule 14.1 (Adjustments to Awards), take any of the following actions without the approval of the Company’s stockholders:

19.2.1	Increase the limit imposed in rule 3.1 (Number of Stock) on the maximum amount of Stock which may be issued under the Plan;
19.2.2	reduce the price per share of any outstanding Option Right granted under the Plan cancel any Option in exchange for cash or another Award in violation of rule 4.7 (option repricing); and
19.2.3	make any change which requires stockholder approval under applicable laws, including the rules of the New York Stock Exchange or any other exchange on which the Stock is traded.

19.3Participant consent

If a proposed change would be to the material disadvantage of one or more Participants in respect of existing rights under the Plan, then the Board will obtain the written consent of the affected Participant(s) or:

19.3.1	the Board will invite each disadvantaged Participant to indicate whether or not they approve the change; and
19.3.2	the majority of the Participants (by number of Participants or number of shares of Stock) who were invited and who make an indication approve the change.

The Board need not obtain Participant consent for any minor changes which are to:

19.3.3	benefit the administration of the Plan;
19.3.4	comply with or take account of a change in legislation; and/or
19.3.5	obtain or maintain favourable tax, exchange control or regulatory treatment of any Member of the Group or any present or future Participant.

19.4Notice of change

The Board will give written notice of changes to Participants whose Awards are materially affected.

19.5International variations

The Board may establish plans or schedules based on the Plan, but modified to take account of any local tax, exchange control or securities laws in other jurisdictions.

19.6Termination of the Plan

The Plan will terminate on 14 December 2031 (or on such earlier date as the Board decides). Termination will not affect existing rights under the Plan.

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20.Governing law and jurisdiction

The laws of the State of Delaware govern the Plan and all Awards. The courts of the State of Delaware have exclusive jurisdiction in respect of any disputes arising in connection with the Plan or any Award.

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Schedule 1

Awards granted to US Taxpayers

1.Introduction

The purpose of this Schedule is to make certain variations to the terms of the Plan in the case of its operation for Participants who are US Taxpayers. In the event that a Participant becomes a US Taxpayer after the Award Date, then the Participant’s Awards will immediately be modified in a manner consistent with the provisions of this Schedule. References in this Schedule to Awards granted to US Taxpayers shall include Awards held by a Participant who becomes a US Taxpayer subsequent to the Award Date.

2.Meaning of words used

In this Schedule:

“Award Short-Term Deferral Period” means the period commencing on the date that an Award (other than an Option) first is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A and ending upon the 15th day of the third month following the end of the Taxable Year in which such Award first is no longer subject to the substantial risk of forfeiture;

“Exempt Option” means either (a) an Incentive Stock Option granted pursuant to Schedule 2 to the Plan, or (b) an Option granted pursuant to the Plan that is exempt from the requirements of Section 409A under the stock rights exception described in Section 1.409A-1(b)(5) of the Treasury Regulations and which does not include a right to Dividend Equivalents.

“Option Short-Term Deferral Period” means the period commencing on the date that an Option first is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A and ending on 31 December of the calendar year in which such Option first is no longer subject to the substantial risk of forfeiture;

“Section 409A” means Section 409A of the US Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued under it, collectively, and “Treasury Regulations” will be understood accordingly;

“Short-Term Deferral Period” means the Award Short-Term Deferral Period or the Option Short- Term Deferral Period, as applicable;

“Taxable Year” means the calendar year or, if later, the end of the taxable year of the Member of the Group that employs the US Taxpayer; and

“US Taxpayer” means a Participant who is subject to US federal income taxation on the Award Date, or who is expected to become subject to US federal income taxation following the Award Date, or who becomes subject to US federal income taxation following the Award Date but prior to the date upon which the Award Vests.

3.Exercise of Options

3.1Timing for Exercise

Notwithstanding any of the rules of the Plan, and except as otherwise permitted by paragraph 3.2 (Permissible delay) of this Schedule, an Option (other than an Exempt Option) granted to a US Taxpayer must be exercised under rule 4.5 (Process for exercise of Options), no later than the end of the applicable Option Short-Term Deferral Period. To the extent required to achieve this, Options

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(other than Exempt Options) will be deemed exercised and rule 4.5 (Process for exercise of Options) will be interpreted accordingly.

3.2	Permissible delay

In the event that the exercise of an Option (other than an Exempt Option) granted to a US Taxpayer has not been exercised by the end of the Option Short-Term Deferral Period because such exercise would have violated applicable law, then to the extent permissible under Section 1.409A-1(b)(4)(ii) of the proposed Treasury Regulations, such exercise may be delayed so long as the Option is then exercised at the earliest date at which it is reasonably anticipated that such law no longer prevents such exercise.

4.Settlement of Awards

4.1Timing for payment

Notwithstanding any of the rules of the Plan and except as otherwise permitted by paragraph 4.2 (Permissible delay) of this Schedule, an Award (other than an Option) granted to a US Taxpayer must be settled under rule 6 (Settlement of Awards) no later than the end of the Award Short-Term Deferral Period

4.2Permissible delay

In the event that an Award (other than an Option) granted to a US Taxpayer has not been settled by the end of the Award Short-Term Deferral Period because settlement would have violated applicable law, then to the extent permissible under Section 1.409A-1(b)(4)(ii) of the proposed Treasury Regulations, such settlement may be delayed so long as the Award is then settled at the earliest date at which it is reasonably anticipated that such law no longer prevents such settlement.

4.3Leavers

If a US Taxpayer Leaves and, in accordance with paragraph 4.1 (Timing for payment) above and an Award (other than an Option) is satisfied before the Vesting Date, then the Stock or cash (as the case may be) acquired by the US Taxpayer may not be transferred, assigned or otherwise disposed of by or on behalf of the US Taxpayer before the Vesting Date other than:

4.3.1	to the US Taxpayer’s personal representatives in the event of the US Taxpayer’s subsequent death;
4.3.2	to a nominee on behalf of the US Taxpayer;
4.3.3

in accordance with rule 15.1 (Withholding) to fund any liability for Tax (as well as any outstanding exercise price and any applicable dealing and/or currency exchange costs and other associated costs);

4.3.4	due to any Malus and/or Clawback being triggered; or
4.3.5	if the Board decides otherwise.

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5.Dividend Equivalents

Any Dividend Equivalents in respect of an Award granted to a US Taxpayer shall be paid under rule 6.3 (Dividend Equivalents) no later than the end of the applicable Option Short-Term Deferral Period (for Dividend Equivalents on Options) or the Award Short-Term Deferral Period (for Dividend Equivalents on Awards other than Options), or such later date permitted by paragraph 3 (Exercise of Options) of this Schedule (for Dividend Equivalents on Options) or paragraph 4 (Settlement of Awards) of this Schedule (for Dividend Equivalents on Awards other than Options).

6.No extension of Short-Term Deferral Period

6.1Delay for investigations

The application of rule 7 (Investigations) to an Award granted to a US Taxpayer will not impose an additional, or extend the existing, substantial risk of forfeiture applicable to the Award for the purposes of Section 409A, and will not extend the deadline for exercise under paragraph 3 (Exercise of Options), settlement under paragraph 4 (Settlement of Awards) or payment under paragraph 5 (Dividend Equivalents) of this Schedule (as applicable).

6.2Dealing Restrictions

The application of Dealing Restrictions to an Award granted to a US Taxpayer will not impose an additional, or extend the existing, substantial risk of forfeiture applicable to the Award for the purposes of Section 409A, and will not extend the deadline for exercise under paragraph 3 (Exercise of Options), settlement under paragraph 4 (Settlement of Awards) or payment under paragraph 5 (Dividend Equivalents) of this Schedule (as applicable).

6.3Holding Period

For the avoidance of doubt, any Holding Period imposed by the Company with respect to an Award granted to a US Taxpayer will not impose an additional or extend the existing substantial risk of forfeiture applicable to such Award for the purposes of Section 409A.

7.Changes to Awards

7.1Conditions

Any Performance Conditions or Other Conditions applicable to an outstanding Award granted to a US Taxpayer may not be altered if and to the extent that the alteration would result in the Short-Term Deferral Period ending earlier, except where the condition is waived.

7.2Adjustments

Where there is to be an adjustment of an Award granted to a US Taxpayer pursuant to rule 11 (Mobile Participants), the Board will attempt to structure the terms of the adjustment so that it does not violate Section 409A.

7.3Takeovers and restructurings

Where there is to be an adjustment of an Award granted to a US Taxpayer pursuant to rule 12 (Corporate events), the Board shall attempt to structure the terms of the adjustment of the Award such that the adjustment does not violate Section 409A.

7.4Exchange of Awards

Where there is to be an exchange of an Award granted to a US Taxpayer pursuant to rule 13 (Exchange of Awards), the Board shall attempt to structure the terms of the exchange and the new

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award under rule 13 (Exchange of Awards) such that neither the exchange nor the new award violate Section 409A.

7.5Changing the Plan or Awards

Notwithstanding rule 19 (Changing the Plan and termination), any amendment to the Plan (including any Schedule to the Plan) or an Award will only be effective with respect to an Award granted to a US Taxpayer to the extent that it does not cause the Award to violate Section 409A.

8.General

8.1Intention

Awards (other than Exempt Option) granted to US Taxpayers, and any Dividend Equivalents in respect of such Awards, are intended to be exempt from the requirements of Section 409A under the short-term deferral exception described in Section 1.409A-1(b)(4) of the Treasury Regulations, and the Plan (including this Schedule) will be interpreted and administered consistent with this intention with respect to Awards granted to US Taxpayers and any Dividend Equivalents in respect of such Awards.

8.2No guarantee

Notwithstanding any other provision of the Plan (including any Schedule to the Plan) or any Award, no Member of the Group guarantees or warrants to any person that an Award granted to a US Taxpayer is exempt from Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on the US Taxpayer in connection with the Plan (including any Schedule to the Plan) or any Award, including any taxes, penalty or interest under Section 409A. No Member of the Group shall have any obligation to indemnify or otherwise hold a US Taxpayer harmless from any or all of such taxes, penalty or interest.

8.3Conflict

In the event of any conflict between a provision of the main rules of the Plan and a provision of this Schedule, with respect to an Award granted to a US Taxpayer, the provisions of this Schedule will take precedence.

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Schedule 2

US Incentive Stock Options

1.Purpose

The purpose of this Schedule is to allow for grants of Options to Eligible Individuals who are US Employee that qualify as Incentive Stock Options.

2.Meaning of words used

In this Schedule:

“Award Date” means the date of grant on which the Incentive Stock Option is granted, as determined under Section 1.421-1 of the Treasury Regulations.

“Code” means the US Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued under it, collectively, and “Treasury Regulations” will be understood accordingly;

“Incentive Stock Option” means an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code;

“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” (as defined in Section 424(f) of the Code) with respect to the Company or “parent corporation” (as defined in Section 424(e) of the Code) with respect to the Company;

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code;

“Termination of Employment” for an Incentive Stock Option means, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship that interrupts employment for the purposes of Section 422(a)(2) of the Code; and

“US Employee” means an Eligible Individual who:

(i)	is subject to US federal income taxation on the Award Date or who is expected to become subject to US federal income taxation following the Award Date; and
(ii)	is an employee (as determined in accordance Section 3401(c) of the Code) of:
(a)	the Company;
(b)	a Member of the Group that is a “subsidiary corporation” (as defined in Section 424(f) of the Code) with respect to the Company; or
(c)	a Member of the Group that is a “parent corporation” (as defined in Section 424(e) of the Code) with respect to the Company.

3.Grant of Incentive Stock Options

3.1Eligible individuals

The Board may designate any Option granted to a US Employee as an Incentive Stock Option on the Award Date upon the terms set out in the Plan and subject to the additional terms and conditions set

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forth in this Schedule. Each Option that is intended to be an Incentive Stock Option shall indicate that the Option is intended to be an Incentive Stock Option.

3.2Award Date

For an Option to qualify as an Incentive Stock Option, the Option must be granted within 10 years from the earlier of the adoption and stockholder approval of the Plan.

4.Exercise Price and Expiration Date

4.1Generally

Except as otherwise provided by the paragraph 4.2 (Greater Than 10% Stockholders) of this Schedule, the exercise price for Stock subject to an Incentive Stock Option granted under this Schedule may not be less than the Market Value of Stock on the Award Date and the Exercise Period of the Incentive Stock Option may not exceed 10 years from the Award Date.

4.2Greater Than 10% Stockholders

For a US Employee who is a Greater Than 10% Stockholder, the exercise price for Stock subject to an Incentive Stock Option granted under this Schedule may not be less than 110% of the Market Value of Stock on the Award Date and the Exercise Period of the Incentive Stock Option may not exceed five years from the Award Date.

4.3Market Value

For the purposes of this Schedule, “Market Value” will be established by the Board in a manner consistent with Section 1.422-2 of the Treasury Regulations.

5.Individual limit

The aggregate “fair market value” for the purposes of Section 422 of the Code, determined at the Award Date, of the number of shares of Stock with respect to which Incentive Stock Options first become exercisable by a US Employee in any calendar year under the Plan (and any incentive stock options under any other plan required to be taken into account under Section 422(d) of the Code) shall not exceed USD 100,000. To the extent that this USD 100,000 limit is exceeded, the Option will be treated as a Nonqualified Stock Option. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted.

6.Exercise of Incentive Stock Options

6.1Transfers

During the lifetime of the US Employee, the Option may only be exercised by the US Employee.

6.2Continuous employment

To qualify for Incentive Stock Option tax treatment, a US Employee must exercise the Option while in continuous employment with the Company (or a “parent corporation” or “subsidiary corporation” within the meaning of Section 424(e) and (f) of the Code, respectively) since the Award Date or within three months following Termination  of Employment (one  year in  the  event of Termination  of Employment due to a “permanent and total disability” (as defined by Section 22(e) of the Code) or until the end of the Exercise Period in the event of Termination of Employment due to death).

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7.Dividend Equivalents

No Dividend Equivalents will be payable under rule 6.3 (Dividend Equivalents) on any Incentive Stock Option.

8.Incentive Stock Option tax treatment

8.1Disqualifying disposition

Incentive Stock Option tax treatment under Section 421(a) of the Code will not apply to Stock acquired upon exercise of an Incentive Stock Option if such Stock are disposed of in a disqualifying disposition on or before the later of (i) two years from the Award Date of such Incentive Stock Option, and (ii) one year from the date of exercise of such Incentive Stock Option.

8.2Notice

If a disqualifying disposition occurs, the US Employee shall give the Company prompt written or electronic notice of the disposition. Such notice shall specify the date of such disqualifying disposition and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the US Employee in such disqualifying disposition.

9.Changes

9.1Modification, Extension, Adjustment or Renewal

Any modification, extension, adjustment or renewal of an Incentive Stock Option shall be subject to the terms of Section 424 of the Code.

9.2Substitute Awards

Notwithstanding paragraph 4.1 (Generally) and paragraph 4.2 (Greater Than 10% Stockholders) of this Schedule, in the case of an Incentive Option that is a Substitute Award granted following a transaction described in Section 424(a) of the Code, the exercise price per stock of the Stock subject to such Incentive Stock Option may be less than 100% of the Market Value per stock on the Award Date (or 110% of the Market Value per stock on the Award Date in the case of a Greater Than 10% Stockholder); provided that the exercise price of the Substitute Award is determined in accordance with the terms of Section 1.424-1 of the Treasury Regulations.

10.General

10.1Maximum number of Stock granted as Incentive Stock Options

The maximum number of shares of Stock with respect to Incentive Stock Options that may be issued under the Plan and this Schedule is 10,456,769. Substitute Awards granted as Incentive Stock Options will count against the foregoing limit.

10.2Intention

Incentive Stock Options granted pursuant to the Plan and this Schedule are intended to qualify as “incentive stock options” for the purposes of Section 422 of the Code, and the Plan and this Schedule shall be interpreted and administered consistent with such intention.

Nonqualified Stock Options granted pursuant to the Plan are intended to be exempt from the requirements of Section 409A of the Code, and the Plan shall be interpreted and administered consistent with such intention. Unless the Nonqualified Stock Option is exempt from the requirements of Section 409A under the stock rights exception described in Section 1.409A-1(b)(5) of the Treasury

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Regulations and does not include a right to Dividend Equivalents, Schedule 1 will apply to such Nonqualified Stock Option.

10.3No guarantee

Neither the Company nor the Board shall have any liability to a Participant, or any other person, (a) if an Option which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Board that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Nonqualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

10.4Conflict

In the event of any conflict between a provision of the main rules of the Plan and a provision of this Schedule, with respect to an Incentive Stock Option granted to a US Employee, the provisions of this Schedule will take precedence.

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Schedule 3

Awards to French Participants

1.Purpose

1.1	This French Schedule sets out the terms and conditions applicable to Qualified Awards granted to Eligible French Employees.
1.2

This French Schedule makes certain variations to the terms of the Vertical Aerospace Ltd. 2021 Incentive Award Plan, as amended from time to time (the “Plan”), in order to satisfy French securities laws, exchange control, corporate law and tax requirements, so that Qualified Awards may qualify for the specific tax and social security treatment in France under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code.

1.3

The rules of the Plan shall apply, subject to the modifications contained in this French Schedule, whenever the Board decides to grant Qualified Awards to Eligible French Employees. Nothing in this French Schedule prevents other forms of Award being granted to Eligible French Employees on a non-tax advantaged basis under the rules of the Plan, unamended by this French Schedule. This French Schedule only applies to, and amends the Plan for, Qualified Awards.

1.4

The Plan was approved by the shareholders of the Company on 14 December 2021. This French Schedule to the Plan was approved by the Board (or, as relevant, a committee duly authorised by it) on 27 January 2023.

2.Meaning of words used

2.1	Unless provided otherwise or unless the context requires otherwise, capitalised terms used but not defined in this French Schedule shall have the meaning assigned to them in the Plan.
2.2

The terms of Qualified Awards under this French Schedule shall be the same as those for Conditional Awards under the Plan, except to the extent that this French Schedule provides otherwise. References to Conditional Awards in the Plan shall apply to, and include, Qualified Awards, but modified by the special terms of this French Schedule. References to the Plan in the Plan and in this French Schedule will include the French Schedule and, where the French Schedule amends the Plan, the Plan will be interpreted accordingly.

2.3	The following definitions shall apply to Qualified Awards granted in accordance with this French Schedule:

“Closed Period” means:

(i)	the 30 calendar days prior to the announcement of the half-year or annual financial reports of the Company; or
(ii)

where there is material information (as defined under article 7 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC) that has not been made public and which could, if disclosed to the public, significantly impact on the value of Shares and where the French Participant is either:

(a)a member of the board of directors or supervisory board, or exercising the functions of general manager or deputy general manager, of the Company; or

(b)an employee,

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who has knowledge of this information, anytime until the information is disclosed to the public.

If French law or regulations are amended after adoption or amendment of this French Schedule to modify the definition and/or applicability of the Closed Period to Qualified Awards, such amendment shall become applicable to any Qualified Awards granted under this French Schedule, to the extent permitted or required by French law;

“Disability” has the meaning given in the second or third category of Article L.341-4 of the French Code de la sécurité sociale, as amended;

“Eligible French Employee” means an Eligible Individual who is an employee or an officer of a French Group Member and who is taxable in France for French tax purposes and/or subject to the French social security regime;

“French Group Member” means a company which is a Subsidiary with its registered office in France and is a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights;

“French Participant” means an Eligible French Employee who has been granted a Qualified Award;

“Holding Period” means such period (applicable under Section L. 225-197-1 of the French Commercial Code), if any, following the Vesting Date of a Qualified Award, as determined by the Board. Where a Holding Period applies, it will be interpreted in accordance with rule 9 (Holding Period) of the Plan, and the provisions of this French Schedule. A Holding Period applicable to a Qualified Award shall generally not expire until at least two years after the Award Date, subject to the provisions of this French Schedule; and

“Qualified Award” means a Conditional Award granted under this French Schedule that is intended to qualify for the special tax and social security treatment applicable to free shares granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, at the Award Date, and that:

(i)	is granted for no consideration;
(ii)	satisfies the requirements of a Conditional Award under the Plan; and
(iii)	complies with the requirements of this French Schedule at the Award Date.

3.Interpretation

3.1

It is intended that Qualified Awards granted under this French Schedule shall qualify for the special tax and social security treatment applicable to free shares granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but the Company does not undertake to maintain this status.

3.2	The Plan, the terms of the French Schedule and the terms upon which a Qualified Award has been granted shall be interpreted and, where necessary, deemed to be modified, accordingly and in

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accordance with the relevant provisions set forth by French tax and social security laws, as well as the relevant administrative provisions.

3.3

In the event of any conflict between the provisions of this French Schedule and the Plan and/or any other documents related to the Plan, the provisions of this French Schedule will prevail for grants of Qualified Awards made to Eligible French Employees.

3.4

If for any reason a Conditional Award does not, but was originally intended to, satisfy the requirements of the French tax authorities for specific tax and social security treatment, the Company or Board (or, as relevant, a committee duly authorised by it) can take such actions, including changing the Vesting Date and/or applying or amending a Holding Period, as it considers reasonably necessary to achieve such treatment, and the Plan, the terms of this French Schedule and the terms of the Conditional Award shall be interpreted and, where necessary, modified accordingly.

3.5

No Member of the Group (including a French Group Member) shall be liable for any adverse consequences, legal, tax or otherwise, if and to the extent that the French tax and social security treatment is unavailable.

4.Eligibility

Qualified Awards may only be granted to Eligible French Employees.

5.Vesting Period

5.1

A French Participant becomes beneficially entitled to receive all or a portion of the Shares subject to the French Participant’s Qualified Award at Vesting, subject to the remaining provisions of this Plan and the French Schedule.

5.2	The Vesting Period for a Qualified Award will be of a period or periods specified by the Board at the time the Qualified Award is granted, but in each case must be at least:
5.2.1	a one year period as calculated from the Award Date, where a Holding Period applies; or
5.2.2	a two year period as calculated from the Award Date, where no Holding Period applies,

or in each case at least such other period as is required to comply with the minimum mandatory vesting period applicable to Qualified Awards under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific tax and social security treatment applicable to Qualified Awards.

5.3

Notwithstanding any other provision of the Plan except for section 12.1, section 12.2 and section 13 (Corporate events and adjustments) of this French Schedule, Qualified Awards cannot Vest prior to the expiration of a one-year period as calculated from the Award Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to Qualified Awards under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific tax and social security treatment applicable to Qualified Awards. This section 5.3 applies even if the French Participant is no longer an employee.

6.Holding Period

6.1	Subject only to section 12.1, section 12.2 and section 13 (Corporate events and adjustments) of this French Schedule, the:
6.1.1	expiry of a Holding Period (if any) applicable to a Qualified Award; and

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6.1.2	sale or transfer of Shares delivered pursuant to a Qualified Award,

may not occur prior to the expiration of a two-year period as calculated from the Award Date, or such other period as is required to comply with the minimum two-year mandatory retention period applicable to Qualified Awards under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific tax and social security regime. This section 6.1 applies even if the French Participant is no longer an employee.

6.2	Subject to section 12.1, section 12.2 and section 13 (Corporate events and adjustments) of this French Schedule, where:
6.2.1	a Qualified Award is granted with a Vesting Period of less than 2 years under section 5.2.2; and/or
6.2.2	all or a portion of a Qualified Award Vests less than 2 years after the Award Date,

a Holding Period will apply to, as relevant, all or a portion of the Qualified Award for at least until the expiration of a two-year period as calculated from the Award Date, or such other period as is required to comply with the two-year minimum mandatory retention period applicable to Qualified Awards under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific tax and social security regime. For the avoidance of doubt, this section 6.2 may apply even if the Holding Period was not specified in the applicable Award documents.

7.Dividend Equivalents

A Qualified Award cannot carry the right to Dividend Equivalents. Any dividend and voting rights will apply only upon and from the delivery of the Shares.

8.Closed Periods

8.1

The Shares delivered to a French Participant pursuant to a Qualified Award may not be sold or transferred by or on behalf of a French Participant during a Closed Period, so long as the French requirements regarding Closed Periods are applicable to the Shares underlying the Qualified Award.

8.2	Nothing in this section Error! Reference source not found. (Closed Periods) allows a French Participant to deal at a time prohibited by Dealing Restrictions.

9.Additional Plan Limits

9.1

At the Award Date of any Qualified Award, the total number of Shares granted subject to Qualified Awards and subject to awards under any other employee share plan of the Company where such awards are granted subject to and in accordance with the provisions of Articles L.225-197-1 et seq. of the French Commercial Code and are (or are similar in substance to) a conditional right to acquire Shares (other than an option) for no or limited cost (up to 5 percent of the Market Value of the Shares), must not exceed 10 percent of the issued ordinary share capital of the Company.

9.2	However, this relevant percentage may be increased to 30 percent if Qualified Awards are granted to all Eligible French Employees. Where this percentage is increased to 30 percent, Qualified Awards

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may only be granted over such number of Shares as does not exceed a ratio of one to five between the smallest and largest awards of Qualified Awards.

9.3	For the purposes of the limits in this section Error! Reference source not found. (Additional Plan Limits):
9.3.1	to the extent the Qualified Award has Vested and a Holding Period does not apply or has expired, the Shares do not need to be counted; and
9.3.2	to the extent a Qualified Award has lapsed, the lapsed Shares do not need to be counted.

10.Additional Individual Limit

Qualified Awards cannot be granted to Eligible French Employees owning 10 percent or more of the Company’s share capital (including any outstanding Awards under the Plan or outstanding awards under any other employee share plan operated by the Group where such Awards or awards (as applicable) are, or are similar in substance to, a conditional right to acquire shares, other than non- exercised options), or who may hold, as the result of the Qualified Award, 10 percent or more of the Company’s share capital.

11.Delivery of Shares Only

A Qualified Award may only be settled in Shares and not cash.

12.Death or Disability

12.1	Notwithstanding any other provision of the Plan, immediately upon the death of a French Participant:
12.1.1	the French Participant’s Qualified Awards will become deliverable in full; and
12.1.2	any applicable Holding Period will expire and the French Participant’s heirs are free to transfer or dispose of the Shares.
12.2	If a French Participant Leaves due to Disability:
12.2.1	any Unvested Qualified Award will:
(i)	continue to Vest in accordance with the terms of the Plan, unless the Board determines that an earlier Vesting Date should apply; and
(ii)

Vest only to the extent that the Board determines any Conditions have been satisfied and pro rata to reflect the period from the Award Date until the date the Participant ceases employment, as a proportion of the period from the Award Date until the Vesting Date, unless the Board decides otherwise;

12.2.2	any Holding Period will cease to apply upon Leaving; and
12.2.3

where the Qualified Award was granted subject to the Malus and Clawback Policy, these provisions will continue to apply to the Qualified Award unless and to the extent they are waived or varied by the Board.

13.Corporate Events and Adjustments

In the event rule 12 (Corporate events), rule 13 (Exchange of Awards) or rule 14 (Variations in stock capital) of the Plan applies, Qualified Awards will be dealt with in accordance with the provisions of the Plan. This may cause the Qualified Awards to cease to qualify for the French specific tax and social security regime. In this case, the provisions of rule 12 (Corporate events), rule 13 (Exchange

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of Awards) or rule 14 (Variations in stock capital) of the Plan nevertheless continue to apply, notwithstanding any potential detrimental tax or social security consequences for the French Participant.

14.Taxation and payment

14.1

Notwithstanding any other provision of the Plan, French Participants shall be ultimately liable and responsible for all Taxation that they are legally required to pay in connection with Qualified Awards.

14.2

To the extent a Qualified Award qualifies for French specific tax and social security treatment under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, the French Participant is responsible for reporting the receipt of any French Taxation under the Plan, and making payment, to the French tax authorities.

14.3

To the extent a Qualified Award or a Conditional Award does not so qualify, or is subject to Taxation outside of France, the Taxation, withholding and payment provisions of the Plan continue to apply to the Qualified Award or Conditional Award, unamended by this French Schedule.

15.DISQUALIFICATION OF QUALIFIED AWARDS

15.1

If the Board intends that a Qualified Award will no longer qualify for the specific tax and social security treatment in France applicable to Conditional Awards granted under Sections L. 225-197-1 to L. 225- 197-6 of the French Commercial Code, as amended, the Board may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate any restrictions then applicable to the Vesting or delivery of the Qualified Award or to the sale of the Shares underlying the Qualified Award which may have been imposed under this French Schedule or in the applicable Award documents.

15.2

In the event that a Qualified Award no longer qualifies under the French tax and social security regime, the French Participant shall be ultimately liable and responsible for all taxes and/or social security contributions that the French Participant is legally required to pay in connection with the Qualified Award and the tax withholding and payment provisions of the Plan will apply unamended by this French Schedule.

16.AMENDMENT

Subject to the terms of the Plan, the Board (or, as relevant, a committee duly authorised by it) reserve the right to amend or terminate this French Schedule at any time.

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